Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Synovus Financial Corp.:

We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report, with respect to the consolidated financial statements, refers to changes in the Company's accounting for share-based compensation, the recognition and disclosure of defined benefit pension and other postretirement plans, and the application of Staff Accounting Bulletin, No. 108 for the consideration of the effects of prior year misstatements.

Atlanta, GA

May 16, 2007